Exhibit 10.8

SHAREHOLDER LOAN AGREEMENT

THIS SHAREHOLDER LOAN AGREEMENT (this “Agreement”) is made as of the 01 day of March 2018 (“Effective Date”), by and among ClearX Medical Ltd. an Israeli company with registration number 51-580649-5 (the “Company”) and Mr. Dagi Ben-Noon ID 033420969 (the “Lender”).

WHEREAS,	the Company requires funds for its operation; and
WHEREAS,	the Company has applied to Lender for a loan, the details of which are set forth herein, and Lender is willing to extend such loan to the Company, all pursuant to the terms and subject to the conditions set forth herein

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending to be legally bound, Lender and the Company agree as follows:

1.	Credit Framework.

1.1 Upon the terms and conditions set forth in this agreement, and subject to any required corporate approvals, the Lender, at its sole discretion, has provided and/or may provide to the Company, upon the Company’s request, funds up to an aggregate amount of up to 50,000 NIS (the “Loan Amount”) as a loan, in one or more tranches.

1.2 The Loan Amount shall not accrue any interest but shall be linked to the Consumer Price Index (CPI) of the Central Bureau of Statistics in Israel.

1.3 The Company shall utilize the Loan Amount for its ongoing business, as determined by its Board of Directors.

1.4 The Company shall not declare or pay any dividend or repay any loan or capital note to any third party, including Company’s shareholders, before the full repayment of the Loan Amount.

2.	Repayment.

2.1 The Company may repay the Loan Amount hereunder to Lender at any time at its sole discretion.

2.2 Without derogating the above, upon the occurrence of any of the following events (each a “Default Event”), the entire Loan Amount linked to the Consumer Price Index shall become immediately due and payable to the Lender:

2.2.1.	upon the closing of a Qualified Financing. “Qualified Financing” shall mean a transaction or series of transactions in which the Company issues shares of the Company in consideration for an aggregate investment amount of no less than US$ 500,000.

2.2.2.	if the Company earns a profit in the amount of no less than US$ 500,000 during 36 Month since the Effective Date.

2.3 In the event of dissolution or liquidation, voluntary or otherwise, of the Company, the Lender shall be entitled to receive, without any demand and prior to the distribution of any assets of the Company, an amount equal to the outstanding Loan Amount, linked to the CPI for the period commencing on the disbursement date of each portion of the Loan Amount and until completion of payment.

2.4 The Loan Amount shall only be convertible upon the mutual agreement of the parties, and under such terms as mutually agreed between the parties.

3.	Miscellaneous.

3.1 Each party represents to the other that this Agreement, when executed and delivered by both parties, shall constitute the valid and binding obligation of the representing party, and shall not (i) require the consent of any entity which has not been obtained, (ii) create any third-party rights, or (iii) violate any agreement or instrument to which the representing party is a party, or its incorporation documents as currently in effect, or any applicable law.

3.2 Each party shall solely bear its expenses in connection with the execution of this Agreement and the transactions contemplated herein, including (but not limited to) applicable taxes, fees and legal expenses.

3.3 Each of the parties hereto shall not assign or transfer any of its rights or obligations hereunder absent the consent of the other party.

3.4 This Agreement may not be amended, supplemented, discharged, terminated or altered except by a writing signed by the parties hereto.

3.5 The Preamble to this Agreement constitutes an integral part hereof. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements between the parties hereof with regard to such subject matter.

3.6 No failure or delay by any party to this Agreement to enforce at any time any of the provisions hereof, or to exercise any power or right hereunder, shall operate as or be construed to be, a waiver of any such provision, power or right. Any waiver of any provision hereof or any power or right hereunder shall be in writing and shall be effective only in the specific instance and for the purpose for which given.

3.7 This Agreement shall be governed for all purposes by the laws of the State of Israel and the competent courts of Tel-Aviv shall have exclusive jurisdiction over any dispute arising from or related to the performance or interpretation of this Agreement.

3.8 If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

3.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first hereinabove written.

/s/ ClearX Medical Ltd.	/s/ dagi ben-noon
ClearX Medical Ltd.	DAGI BEN-NOON

By: Udi Nussinovitch, Director